THIS IS A TRUE COPY OF THE ORIGINAL THAT I ISSUE ON MY PLACE OF BUSINESS, THE SAME DAY OF ITS GRANTING, FOR THE APPEARING ENTITY, ON THE PRESENT FOLIO AND ON THEIR FOUR PREVIOUS CORRELATIVES. I ATTEST.

[ILLEGIBLE SEAL AND SIGNATURE]

THERE APPEARS A LEGAL NOTE THAT READS:
La Haye Convention, October 5, 1961
Royal Decree 2433/1978, October 2nd)

1. Country: Spain
2. It has been signed by [Illegible]
3. Acting as NOTARY PUBLIC
4. There appears the seal/stamp of his Notary's Office
5. In Madrid 6.
6. June 26, 2006
7. By the Madrid Notaries Public Association
8. Under the number 36103
9. Seal/Stamp
10. Signature [Illegible]

To the left appears an illegible seal with the following number below it: A20627142

Below the legal note there is a name printed as follows:
Don Luis Enrique Garcia Labajo
Member of the Board of Directors, acting as Dean